EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANT

Board of Directors
Biogan International, Inc.

I hereby consent to the incorporation in this Form 10-KSB for the year ended December 31, 2001 of my report dated June 22, 2002 on the financial statements for Biogan International, Inc. for the period ended December 31, 2001.

/s/George Brenner, C.P.A.
By: George Brenner, C.P.A.

February 19, 2003